FOR IMMEDIATE RELEASE	October 10, 2014
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN THE ST. LOUIS MARKET

Freehold, New Jersey…. October 10, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 198,773 square foot industrial building located at 1602 Vincent Drive, Sauget, IL at a purchase price of $15,231,000. The property is net-leased for 15 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 33 acres and is 4 miles east of downtown St. Louis.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. The St. Louis region offers access to two international airports, the third largest rail terminal in the U.S., and the nation’s second largest inland port. Our building is less than 5 minutes from downtown St. Louis and is expandable to accommodate future growth.”

"This transaction marks our second acquisition for fiscal 2015 which began on October 1, 2014. During fiscal 2014, we acquired $97.4 million in new Class A industrial properties totaling 1.5 million square feet. Our property portfolio now contains 11.6 million total square feet with several additional acquisitions currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-four properties located in twenty-eight states, containing a total of approximately 11.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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